Exhibit 99.3

MICRO THERAPEUTICS RAISES $21 MILLION FROM SALE OF EXCHANGEABLE NOTES

Irvine, Calif. – June 25, 2004 – Micro Therapeutics, Inc. (MTI) (NASDAQ:MTIX) today announced that it has raised $21 million from the sale of exchangeable notes. Funds managed by Warburg Pincus and The Vertical Group collectively purchased an aggregate of $15 million of the notes. Two other existing institutional investors purchased the remaining balance of the notes.

Upon the satisfaction of certain conditions, including the receipt by MTI of stockholder approval, the holders of the notes have agreed to exchange the notes for shares of MTI common stock. MTI currently expects to solicit stockholder approval during the third quarter of 2004, at which time the aggregate principal amount of the notes plus accrued interest thereon would be exchanged for approximately 6,850,000 shares of MTI common stock at a price of $3.10 per share. The notes pay an annual interest rate of 7% and mature June 25 2005.

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This announcement is not an offer to sell either the notes or the common stock issued, or to be issued, in the private placement described above. The private placement is being made by MTI without a selling agent, and the opportunity to participate in the private placement was available to a very limited group of accredited investors. Neither the shares of common stock issued or to be issued in the private placement, nor the notes issued, have been registered under the Securities Act of 1933, and the foregoing may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration. This announcement is only a description of the private placement and is not a solicitation of a proxy. Information concerning the private placement will be included in a proxy statement to be furnished to stockholders.

About Micro Therapeutics, Inc.

Micro Therapeutics develops, manufactures and markets minimally invasive medical devices for the diagnosis and treatment of vascular disorders. The Company’s primary focus is on catheter based technologies and products for the interventional neuroradiology market. Micro Therapeutics’ products include the Sapphire® and Sapphire NXT lines of embolic coils, the ONYX® liquid embolic system, and a broad line of micro catheters, guidewires, and occlusion balloons that are utilized in the treatment of cerebral vascular disorders.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties relate, but are not limited, to, obtaining stockholder approval for exchange of the notes for shares of the company’s common stock. More detailed information on these and additional factors which could affect Micro Therapeutics, Inc.’s operating and financial results are described in the company’s Forms 10-QSB, 10-KSB, proxy statement mailed on or about April 28, 2004 and other reports, filed or to be filed with the Securities and Exchange Commission. Micro Therapeutics, Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces. Additionally, Micro Therapeutics, Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.